EXHIBIT 5.1

Glen Y. Sato

+1 650 843 5502

gsato@cooley.com

August 9, 2017

Dynavax Technologies Corporation

2929 Seventh Street, Suite 100

Berkeley, California 94710-2753

Ladies and Gentlemen:

We have acted as counsel to Dynavax Technologies Corporation, a Delaware corporation (the “Company”), in connection with the offering of up to 5,750,000 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), to be issued pursuant to that certain Underwriting Agreement (the “Agreement”), dated August 9, 2017, between the Company and Cowen and Company, LLC, RBC Capital Markets, LLC and William Blair & Company, L.L.C., as representatives (the “Representatives”) of the underwriters named in Schedule A thereto (and the preferred stock purchase rights (the “Rights”) associated with the Common Stock to be issued pursuant to that certain Rights Agreement (the “Rights Agreement”), dated November 5, 2008, between the Company and Mellon Investor Services LLC, as Rights Agent (the “Rights Agent”), pursuant to the Registration Statement No. 333-219781 (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), the prospectus included therein (the “Base Prospectus”), and the related final prospectus supplement dated August 9, 2017, filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations of the Act (together with the Base Prospectus, the “Prospectus”). The Shares are to be sold by the Company as described in the Registration Statement and the Prospectus.

In connection with this opinion, we have examined and relied upon the Registration Statement and the Prospectus, the Company’s Sixth Amended Restated Certificate of Incorporation (as amended) and Amended and Restated Bylaws, the Agreement, the Rights Agreement and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies; the accuracy, completeness and authenticity of certificates of public officials, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently sought to verify such matters.

We have also assumed that the Rights Agreement has been duly authorized, executed and delivered by the Rights Agent and that the members of the Board of Directors of the Company have acted in a manner consistent with their fiduciary duties as required under applicable law in adopting the Rights Agreement. This opinion does not address whether the Board of Directors of the Company may be required to redeem or terminate, or take other action with respect to, the Rights in the future based on the facts and circumstances then existing. Moreover, this

COOLEY LLP    3175 HANOVER STREET    PALO ALTO, CA    94304-1130

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Dynavax Technologies Corporation

August 9, 2017

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opinion addresses corporate procedures in connection with the issuance of the Rights associated with the Shares, and not any particular provision of the Rights or the Rights Agreement. It should be understood that it is not settled whether the invalidity of any particular provision of a rights agreement or purchase rights issued thereunder would invalidate such rights in their entirety.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion as to whether the laws of any particular jurisdiction are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or state rule or regulation relating to securities, or to the sale or issuance thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares and the associated Rights, when sold in accordance with the Agreement, the Rights Agreement, the Registration Statement and the Prospectus, will be validly issued, and the Shares will be fully paid and nonassessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to a current report of the Company on Form 8-K for incorporation by reference into the Registration Statement.

Sincerely,

COOLEY LLP

By:	/s/ Glen Y. Sato
Glen Y. Sato

COOLEY LLP    3175 HANOVER STREET    PALO ALTO, CA    94304-1130

T: (650) 843-5000  F: (650) 849-7400  COOLEY.COM